UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Definitive Proxy Statement
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Wyndham Destinations, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WYNDHAM DESTINATIONS, INC.

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 14, 2020

On April 3, 2020, Wyndham Destinations, Inc. (“Wyndham”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its Annual Meeting of Shareholders to be held on May 14, 2020. On April 30, 2020, Wyndham issued a press release announcing that its Annual Meeting of Shareholders will now be held by means of a virtual format only and the time of the meeting has also been changed from 11:30 a.m. Eastern Daylight Time to 2:00 p.m. Eastern Daylight Time. The press release is being filed herewith as definitive additional material.

The press release should be read in conjunction with the Proxy Statement.

WYNDHAM DESTINATIONS TO MOVE TO VIRTUAL-ONLY FORMAT FOR FORMAT FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

ORLANDO, Fla. (April 30, 2020) – Wyndham Destinations, Inc. (NYSE:WYND) announced today that due to continued public health precautions, including restrictions on in-person gatherings, as a result of the coronavirus (COVID-19) outbreak and to support the health and well-being of Wyndham Destinations shareholders and associates, the format of the Company’s 2020 Annual Meeting of Shareholders (Annual Meeting) has been changed to a virtual-only meeting via a live audio webcast. There will be no physical location for the Annual Meeting and shareholders will not be able to attend in person. The time of the Annual Meeting has also been changed from 11:30 a.m. Eastern Daylight Time to 2:00 p.m. Eastern Daylight Time. The updated Annual Meeting details are as follows:

Virtual meeting date:	Thursday, May 14, 2020
Virtual meeting time:	2:00 p.m. Eastern Daylight Time
Virtual meeting link:	www.virtualshareholdermeeting.com/WYND2020

Shareholders of record [and beneficial holders] at the close of business on March 20, 2020 may attend the Annual Meeting and vote their shares during the Annual Meeting at www.virtualshareholdermeeting.com/WYND2020. Shareholders will have the same opportunities to participate as they would at an in-person meeting with the opportunity to vote and submit questions during the virtual meeting using the directions on the Annual Meeting website. Shareholders will need their 16-digit control number to vote or ask questions during the Annual Meeting. The control number can be found on the Notice of Internet Availability, proxy card or voting instruction form they received previously. Those without a control number may attend as guests of the meeting, but will not have the option to vote their shares or ask questions.

Shareholders are encouraged to vote in advance of the Annual Meeting, even if they plan to attend the meeting, using the instructions provided in their proxy materials that were issued beginning April 3, 2020. The Notice of Internet Availability or proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and time and may continue to be used to vote shares in connection with the Annual Meeting. A list of shareholders of record will be available electronically during the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 2:00 p.m. Eastern Daylight Time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for log-in and testing of device audio systems. We encourage participants to access the meeting in advance of the designated start time. After logging in, please review the rules of conduct for the meeting posted on the website.

Log-in Instructions. To be admitted to the virtual Annual Meeting, participants will enter at the following website: www.virtualshareholdermeeting.com/WYND2020. Those who plan to vote or ask a question will need the 16-digit control number found on the Notice of Internet Availability, proxy card or voting instruction form previously mailed or made available to shareholders entitled to vote at the Annual Meeting. Those without a control number may attend as guests of the Annual Meeting by logging in to the same virtual meeting website noted above, but will not have the option to vote their shares or ask questions.

Technical Assistance. Beginning 15 minutes prior to, and during, the Annual Meeting, support will be available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the log-in screen.

About Wyndham Destinations
Wyndham Destinations, Inc. (NYSE:WYND) believes in putting the world on vacation. As the world’s largest vacation ownership and exchange company, Wyndham Destinations offers everyday travelers the opportunity to own or exchange their vacation experience while enjoying the quality, flexibility and value that Wyndham delivers. The company’s global presence in approximately 110 countries means more vacation choices for its more than four million members and owner families, with 230 resorts which offer a contemporary take on the timeshare model – including vacation club brands Club Wyndham ®, WorldMark ® by Wyndham , and Margaritaville Vacation Club ® by Wyndham – and 4,200+ affiliated resorts through RCI, the world’s leader in vacation exchange. Year after year, a worldwide team of more than 22,500 associates delivers exceptional vacation experiences to families around the globe as they make memories to last a lifetime. At Wyndham Destinations, our world is your destination. Learn more at WyndhamDestinations.com.
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Investor Contact: Christopher Agnew Senior Vice President, FP&A and Investor Relations (407) 626-4050 Christopher.Agnew@wyn.com	Media Contact: Steven Goldsmith Public Relations (407) 626-5882 Steven.Goldsmith@wyn.com
Web Resources:
Wyndham Destinations
Wyndham Destinations Investor Relations
Twitter: @WynDestinations
LinkedIn: @WyndhamDestinations